Exhibit 99.1

LEVI	1155 Battery Street, San Francisco, CA 94111

STRAUSS

& Co.

NEWS

Investor Contacts:	Allison Malkin and Chad Jacobs
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. INCREASES SIZE OF TENDER OFFER

FOR ITS 7.00% NOTES DUE 2006 FROM $375 MILLION TO $450 MILLION

SAN FRANCISCO (December 16, 2004) – Levi Strauss & Co. (the “Company”) announced today that it amended its previously announced cash tender offer for its 7.00% Notes due 2006 (the “Notes”) to increase the maximum principal amount it is seeking in the tender offer from $375,000,000 to $450,000,000, which represents all of the current outstanding Notes. The tender offer is conditioned upon the consummation by the Company before the expiration of the tender offer of an offering of notes in a capital markets transaction with gross proceeds of at least $450,000,000. All of the other terms and conditions of the tender offer, including the consideration for the Notes, the early tender date and the expiration date, otherwise remain unchanged.

Full details of the terms and conditions of the tender offer are included in the Company’s Offer to Purchase dated December 15, 2004, as supplemented.

Citigroup Global Markets Inc. will act as the Dealer Manager for the tender offer. Requests for documents may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at (212) 440-9800 or (877) 868-4958.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The tender offer is made only by an Offer to Purchase dated December 15, 2004, as supplemented. Persons with questions regarding the tender offer should contact the Dealer Manager at (212) 723-6106 or (800) 558-3745. Statements in this press release regarding the offering of debt securities shall not constitute an offer to sell or a solicitation of an offer buy such debt securities.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to our anticipated financing plans and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2003, especially in the Risk Factors and Management’s Discussion and Analysis sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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